Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference into this Registration Statement on Form S-8 of our report dated December 12, 2008, relating to the consolidated financial statements and effectiveness of internal control over financial reporting of Home Federal Bancorp, Inc.’s Annual Report on Form 10-K, as of and for the year ended September 30, 2008.

/s/ Moss Adams LLP

Spokane, Washington
February 25, 2009